UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 8, 2011 (Date of earliest event reported)
Joe's Jeans Inc. (Exact name of registrant as specified in its charter)

CA (State or other jurisdiction of incorporation)	0-18926 (Commission File Number)	11-2928178 (IRS Employer Identification Number)

2340 S Eastern Ave (Address of principal executive offices)		90040 (Zip Code)
323.837.3700 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Joe's Jeans Inc. (the "Company") received a letter from The Nasdaq Stock Market ("Nasdaq") on June 8, 2011, notifying it of its failure to maintain a minimum closing bid price of $1.00 over the then preceding 30 consecutive trading days for its common stock as required by Nasdaq Listing Rule 5550(a)(2) (the "Bid Price Rule"). The letter stated that the Company has until December 5, 2011 to demonstrate compliance by maintaining a minimum closing bid price of at least $1.00 for a minimum of 10 consecutive trading days. The Nasdaq letter was issued in accordance with standard Nasdaq procedures. This notification has no immediate effect on the listing of the Company's common stock at this time. The Company intends to monitor the bid price of its common stock and consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the Bid Price Rule by December 5, 2011.

If the Company does not regain compliance with the Bid Price Rule by December 5, 2011, the Company may be eligible for additional time. The Company would be required to meet certain continued listing requirements and the initial listing criteria for The Nasdaq Capital Market except for the bid price requirement and will need to provide written notice of its intention to cure its deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company meets these criteria, Nasdaq will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, Nasdaq will provide the Company with written notification that its common stock will be delisted. At that time, the Company may appeal Nasdaq's determination to delist its common stock to the Nasdaq Hearings Panel.

A copy of the press release issued by the Company on June 10, 2011 announcing the receipt of this letter from Nasdaq is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1       Press Release of Joe's Jeans Inc. dated June 10, 2011

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2011	JOE'S JEANS INC. By: /s/ /Marc Crossman/ /Marc Crossman/ President & CEO

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Joe's Jeans Inc. dated June 10, 2011